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                                                                Exhibit 10.11
                                                                to Form 10KSB




                                  ADDENDUM


     This Addendum is entered into effective as of April 1, 1996 (the "Effective Date") by and between Synthetech, Inc., an Oregon corporation (the "Company") and Paul C. Ahrens ("Ahrens").

                                  RECITALS

     WHEREAS, the Company and Ahrens entered into an Agreement and Release dated as of March 31, 1995 (the "Agreement").

     WHEREAS, the parties desire to enter into this Addendum to the Agreement.

                                  AGREEMENT

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt of which each of the parties hereto acknowledge, it is hereby agreed as follows:

                1.   Reimbursement for Technology Conferences

     The Company agrees to reimburse Ahrens for reasonable expenses associated with his attendance at technology conferences during the period April 1, 1996 through March 31, 1997 (the Company's fiscal year). Such expenses shall include registration fees, travel, meals and lodging.

                            2.   Licensing Rights

     In consideration of the Company's reimbursement of expenses and other good and valuable consideration, Ahrens agrees to extend the Company's right to obtain licensing rights set forth in Section 3.5 of the Agreement to any invention involving amino acid and/or peptide based materials as follows:

          The Company shall have the right upon written notice to Ahrens at any time now or in the future to obtain from Ahrens on commercially reasonable terms a worldwide, irrevocable, perpetual, exclusive license, with right to sublicense, to make, have made, use, sell and distribute any Invention (as defined below) and any product or service based on such Invention discovered by Ahrens at any time after March 31, 1995 which involves amino acids and/or peptide based materials (the "License"). The License shall include a royalty based on sales of the Invention (or products incorporating the Invention) of between 2% and 10%, inclusive, as mutually determined between the Company and Ahrens. In the event the parties are unable to agree on a royalty rate or any other term or condition to the License, they shall submit the matter to binding arbitration to be conducted by an arbiter with appropriate
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     industry and technology licensing knowledge and expertise.  If the parties cannot agree on such an individual within thirty (30) days after the delivery by one party to the other party of its or his written proposal naming such an arbiter (such delivery date hereinafter referred to as the "Initial Date"), then each party shall select one such arbiter within sixty (60) days after the Initial Date and those two arbiters shall select a third arbiter with such qualification within ninety (90) days after the Initial Date. If either party fails to select an arbiter within the 60-day period after the Initial Date, the other party's selection shall be the sole arbiter. For purposes of this Agreement, an "Invention" shall mean any discovery, development, improvement, design, process, procedure, machine, product, composition of matter, formula, computer program, technique or other invention, whether or not patentable or copyrightable, arising from Mr. Ahrens' research and investigation.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.




                              SYNTHETECH, INC.


                              By:
Paul C. Ahrens                Name:
                              Title:

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